Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-197249, 333-190527, 333-157643, 333-132843, 333-138254, 333-129886, 333-129016, 333-176395, 333-213427, 333-238853, 333-193825, and 333197124) and Registration Statements (Nos. 333-157123, 333-147391, 333-174650, 333-238860, and 333-239002) on Form S-3, and Registration Statements (Nos. 333-231213, 333-194938, 333-190902, and 333-237540) on Form S-4 of our report dated June 26, 2024, with respect to the financial statements and supplemental schedules of Fidelity National Financial Group 401(k) Profit Sharing Plan included in this Annual Report on Form 11-K for the year ended December 31, 2023.

/s/ FORVIS MAZARS, LLP
Charlotte, North Carolina
June 26, 2024